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                                                                    Exhibit 99.1

                           BANCSHARES OF FLORIDA, INC.
                                  PRESS RELEASE

     Naples, Florida, April 2, 2003. Bancshares of Florida, Inc. (Nasdaq SC:
BOFL) announced today that Executive Committee Chairman Earl L. Frye has been appointed Chairman of the Board of Directors, effective April 1, 2003. Former Chairman Joe B. Cox has been appointed Vice Chairman.

Michael L. McMullan, Bancshares of Florida's President and Chief Executive Officer, stated that "the Board's decision was based on a desire to better utilize peoples' skills in key areas within the Company. Joe Cox has done an excellent job as Chairman, helping the Company to grow to its present size, but we needed to free up some of his responsibilities so that he could focus his extensive background and experience in trust and wealth management on our wealth management subsidiary, Florida Trust Company. In addition to serving as Vice Chairman for Bancshares, Mr. Cox will also be serving as Chairman for Florida Trust Company." Mr. Cox is a principal with the Naples law firm, Cox & Nici, P.A., which specializes in estate planning.

Mr. McMullan went on to say that "Mr. Frye brings with him over 30 years of community bank and large multi bank holding company experience, having served as chairman of First National Bank and Trust Company of Collier County, and subsequently on the Board of Directors of C&S Bank and C&S Sovran. When NCNB merged with C&S Sovran and became NationsBank, Mr. Frye served on the Florida/Georgia Board of Directors and chaired the Trust Committee. His experience with mergers and acquisitions will be of great value as we look to grow our franchise."

Both Mr. Frye and Mr. Cox are founding directors of Bancshares of Florida and its wholly-owned Naples-based subsidiary, Citizens National Bank of Southwest Florida. Bancshares of Florida, Inc. is a diversified bank holding company headquartered in Naples Florida. In addition to Citizens National (soon to be Bank of Florida, N.A.), Bancshares of Florida owns two other subsidiaries, Bank of Florida, Ft. Lauderdale, Florida, and Florida Trust Company, which has offices in both Naples and Ft. Lauderdale.

As of December 31, 2002, Bancshares of Florida, Inc. had $145 million in total assets, $105 million in net loans; and $15 million in total equity capital.

Contact:   Michael L. McMullan
           President and CEO
           (239) 253-2100